Exhibit 99.1

Schwazze Announces Fourth Quarter and Full Year 2023 Financial Results

FY 2023 Revenue of $172.4 Million; Income from Operations of $3.3 Million; Adjusted EBITDA of $53.4 Million or 31% of Revenue

Generated $12.2 Million of Operating Cash Flow in FY 2023

DENVER, CO, March 27, 2024 – Medicine Man Technologies, Inc., operating as Schwazze, (OTCQX: SHWZ) (Cboe: SHWZ) ("Schwazze" or the "Company"), today announced financial and operational results for the fourth quarter and full year ended December 31, 2023.

“This past year, the Schwazze team delivered solid top-line growth in two highly competitive markets with 31% adjusted EBITDA margins and improved operating cash flow,” said Forrest Hoffmaster, Interim CEO of Schwazze. “We continued to sharpen our retail strategy while expanding our store footprint by more than 50% to 63 dispensaries across our two markets. Although the Colorado and New Mexico markets were pressured in 2023, we have built a solid foundation with best-in-class service for our patients and customers. Internally, we are also relentlessly focused on maximizing the operating efficiencies of our manufacturing and cultivation facilities to drive higher yields, improved flower quality, and greater output.”

“With strong demand and over 680 recreational retail stores at year-end, the competitive landscape in Colorado is fierce, underscoring the importance of our investments in and attention to elevating the customer experience. We significantly outpaced the market in Q4 on a sequential and year-over-year basis and expect to bolster our growth through improvements in customer acquisition, retention, and loyalty, as well as in the overall retail experience. Additionally, we are beginning to see wholesale pricing stabilize, which we anticipate will continue based on plant counts and ongoing retail pricing pressure.”

“In New Mexico, the proliferation of new licenses has led to increased competition and aggressive pricing strategies from certain players. Cannabis sales in the state were up 18% across a store base that was over 50% higher year-over-year in Q4, leading to lower average revenue per store. While we are beginning to see a slow-down in net new store openings, we anticipate a challenging market ahead. We remain focused on cost optimization and asset utilization while implementing a balanced pricing and promotional strategy to drive traffic into our stores, where we believe we excel in delivering an elevated retail experience. We are committed to fulfilling our promise of being the retailer of choice in New Mexico.”

“Looking ahead, we are optimistic about the regulatory momentum in the industry at large. In the meantime, we will continue to elevate the customer experience, improve our loyalty program, increase our cost efficiencies, and enhance our retail assets. Our team has a demonstrated track record of executing in competitive markets like Colorado and New Mexico where we remain one of the largest operators. We look forward to driving growth and profitability across each of our markets in 2024.”

Fourth Quarter 2023 Financial Summary

$ in Thousands USD	Q4 2023	Q3 2023	Q4 2022
Total Revenue	$43,325	$46,747	$40,147
Gross Profit	$7,034	$21,438	$21,719
Adjusted Gross Profit[1]	$20,180	$21,438	$21,719
Operating Expenses	$23,276	$12,514	$24,224
Income (Loss) from Operations	$(16,242)	$8,924	$(2,505)
Adjusted EBITDA[2]	$10,953	$14,119	$13,285
Operating Cash Flow	$3,452	$6,946	$6,260

Full Year 2023 Financial Summary

$ in Thousands USD	FY 2023	FY 2022
Total Revenue	$172,448	$159,379
Gross Profit	$76,024	$80,289
Adjusted Gross Profit[1]	$89,170	$86,830
Operating Expenses	$72,735	$67,434
Income from Operations	$3,289	$12,855
Adjusted EBITDA[2]	$53,412	$52,010
Operating Cash Flow	$12,201	$6,694

1 Adjusted Gross Profit is a non-GAAP measure as defined by the SEC and represents gross profit excluding non-cash inventory adjustments. The Company uses Adjusted Gross Profit as it believes it better explains the results of its core business. See “ADJUSTED GROSS PROFIT RECONCILIATION (NON-GAAP)” section herein for an explanation and reconciliations of non-GAAP measure used throughout this release.

2 Adjusted EBITDA is a non-GAAP measure as defined by the SEC, and represents earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash share-based compensation, one-time transaction related expenses, or other non-operating costs. The Company uses Adjusted EBITDA as it believes it better explains the results of its core business. See “ADJUSTED EBITDA RECONCILIATION (NON-GAAP)” section herein for an explanation and reconciliations of non-GAAP measure used throughout this release.

Full Year 2023 Operational Highlights

•	Expanded the Company’s retail footprint by more than 50% in New Mexico and Colorado to 63 dispensaries.

•	Completed the acquisition of Everest Apothecary, adding 14 dispensaries, one cultivation facility, and one manufacturing plant to the Company’s New Mexico operations.

•	Acquired Standing Akimbo, the largest medical cannabis dispensary in Colorado, and opened the Company's first medical dispensary in Colorado Springs under the Standing Akimbo banner.

•	Acquired two Colorado retail dispensaries in Fort Collins and Garden City from Smokey’s.

•	Unveiled an enhanced, custom ecommerce platform in New Mexico under the R. Greenleaf banner.

•	Increased wholesale penetration in Colorado and New Mexico by over 3x year-over-year to more than 27% total door penetration in both states.

•	Grew Lowell Farms pre-roll sales by over 250% in Colorado where it is now the #1 pre-roll in the state. In addition, Lowell is in six of the largest Colorado accounts and will be available for wholesale in New Mexico starting April 1st, 2024.

•	Grew sales with Wana, Schwazze’s fan-favorite gummies brand, by 48% in New Mexico where it is now in 130 doors with eight of the top ten accounts in the state.

Fourth Quarter 2023 Financial Results

Total revenue in the fourth quarter of 2023 increased 8% to $43.3 million compared to $40.1 million for the same quarter last year. The increase was primarily due to growth from new stores compared to the prior year period and increased wholesale revenue, partially offset by pricing pressure from the proliferation of new licenses in New Mexico.

Gross profit for the fourth quarter of 2023 was $7.0 million or 16.2% of total revenue, compared to $21.7 million or 54.1% of total revenue for the same quarter last year. The decrease in gross margin was primarily driven by one-time, non-cash inventory adjustments of approximately $13.1 million comprised of $3.1 million of product consolidation, obsolescence, and shrinkage expenses, $4.3 million of net realizable value adjustments, and $5.8 million of fair value adjustments on acquired inventory in New Mexico in 2023. Adjusted gross profit, which excludes non-cash inventory adjustments, for the fourth quarter of 2023 was $20.2 million or 46.6% of revenue.

Operating expenses for the fourth quarter of 2023 were $23.3 million compared to $24.2 million for the same quarter last year. The decrease was primarily due to a lower impairment charge in the fourth quarter of 2023. This was partially offset by an increase in four-wall SG&A expenses associated with the 22 additional stores in Colorado and New Mexico that are still ramping, as well as greater salaries and stock-based compensation.

Loss from operations for the fourth quarter of 2023 was $16.2 million compared to $2.5 million in the same quarter last year. The decrease was driven by the aforementioned lower gross profit, primarily related to the non-cash inventory adjustment. Net loss was $33.9 million for the fourth quarter of 2023 compared to $27.3 million for the same quarter last year.

Adjusted EBITDA for the fourth quarter of 2023 was $11.0 million or 25.3% of revenue, compared to $13.3 million or 33.1% of revenue for the same quarter last year. The decrease in Adjusted EBITDA margin was primarily driven by higher operating expenses associated with the 22 additional stores that are still ramping.

As of December 31, 2023, cash and cash equivalents were $19.2 million compared to $38.9 million on December 31, 2022. Total debt as of December 31, 2023, was $156.8 million compared to $127.8 million on December 31, 2022.

Conference Call

The Company will conduct a conference call today, March 27, 2024, at 5:00 p.m. Eastern time to discuss its results for the fourth quarter and full year ended December 31, 2023.

Schwazze management will host the conference call, followed by a question-and-answer period. Interested parties may submit questions to the Company prior to the call by emailing ir@schwazze.com.

Date: Wednesday, March 27, 2024
Time: 5:00 p.m. Eastern time
Toll-free dial-in: (888) 664-6383

International dial-in: (416) 764-8650

Conference ID: 38840334

Webcast: SHWZ Q4 & FY 2023 Earnings Call

The conference call will also be broadcast live and available for replay on the investor relations section of the Company’s website at https://ir.schwazze.com.

Toll-free replay number: (888) 390-0541

International replay number: (416) 764-8677

Replay ID: 840334

If you have any difficulty registering or connecting with the conference call, please contact Elevate IR at (720) 330-2829.

About Schwazze

Schwazze (OTCQX: SHWZ) (Cboe: SHWZ) is building a premier vertically integrated regional cannabis company with assets in Colorado and New Mexico and will continue to explore taking its operating system to other states where it can develop a differentiated regional leadership position. Schwazze is the parent company of a portfolio of leading cannabis businesses and brands spanning seed to sale.

Schwazze is anchored by a high-performance culture that combines customer-centric thinking and data science to test, measure, and drive decisions and outcomes. The Company's leadership team has deep expertise in retailing, wholesaling, and building consumer brands at Fortune 500 companies as well as in the cannabis sector.

Medicine Man Technologies, Inc. was Schwazze's former operating trade name. The corporate entity continues to be named Medicine Man Technologies, Inc. Schwazze derives its name from the pruning technique of a cannabis plant to enhance plant structure and promote healthy growth. To learn more about Schwazze, visit https://schwazze.com/.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include financial outlooks; any projections of net sales, earnings, or other financial items; any statements of the strategies, plans and objectives of our management team for future operations; expectations in connection with the Company's previously announced business plans; any statements regarding future economic conditions or performance; and statements regarding the intent, belief or current expectations of our management team. Such statements may be preceded by the words "may," "will," "could," "would," "should," "expect," "intends," "plans," "strategy," "prospects," "anticipate," "believe," "approximately," "estimate," "predict," "project," "potential," "continue," "ongoing," or the negative of these terms or other words of similar meaning in connection with a discussion of future events or future operating or financial performance, although the absence of these words does not necessarily mean that a statement is not forward-looking. We have based our forward-looking statements on management's current expectations and assumptions about future events and trends affecting our business and industry. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. Therefore, forward-looking statements are not guarantees of future events or performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control and cannot be predicted or quantified. Consequently, actual events and results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) regulatory limitations on our products and services and the uncertainty in the application of federal, state, and local laws to our business, and any changes in such laws; (ii) our ability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (iii) our ability to identify, consummate, and integrate anticipated acquisitions; (iv) general industry and economic conditions; (v) our ability to access adequate capital upon terms and conditions that are acceptable to us; (vi) our ability to pay interest and principal on outstanding debt when due; (vii) volatility in credit and market conditions; (viii) the loss of one or more key executives or other key employees; and (ix) other risks and uncertainties related to the cannabis market and our business strategy. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

(720) 330-2829

ir@schwazze.com

MEDICINE MAN TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME AND (LOSS)

For the Periods Ended December 31, 2023 and 2022

Expressed in U.S. Dollars

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Operating Revenues
Retail	$39,592,779	$36,868,429	$155,463,816	$141,254,893
Wholesale	3,730,749	3,158,670	16,765,425	17,819,938
Other	1,287	120,188	218,545	304,388
Total Revenue	43,324,815	40,147,287	172,447,786	159,379,219
Total Cost of Goods & Services	36,291,059	18,428,528	96,424,150	79,090,461
Gross Profit	7,033,756	21,718,759	76,023,636	80,288,758
Operating Expenses
Selling, General and Administrative Expenses	10,848,029	8,922,627	39,916,518	29,036,962
Professional Services	1,115,457	1,112,975	3,558,501	6,722,554
Loss on Impairment	1,810,890	8,011,405	1,801,740	8,011,405
Salaries	6,561,800	5,292,996	23,883,354	20,990,290
Stock Based Compensation	2,952,669	883,890	3,574,831	2,672,713
Total Operating Expenses	23,288,845	24,223,893	72,734,944	67,433,924
Income from Operations	(16,255,089)	(2,505,134)	3,288,692	12,854,834
Other Income (Expense)
Interest Expense, net	(8,112,391)	(6,827,557)	(32,069,082)	(30,139,645)
Unrealized Gain (Loss) on Derivative Liabilities	1,384,228	(9,690,200)	15,870,233	18,414,760
Other Loss	68,400	3,736	68,400	24,136
Loss on Business Disposition	(1,968,807)	(4,684,366)	(1,968,807)	(4,684,366)
Unrealized Gain (Loss) on Investments	-	3,083	1,816	(39,270)
Total Other Income (Expense)	(8,628,570)	(21,195,304)	(18,097,441)	(16,424,385)
Pre-Tax Net Income (Loss)	(24,883,659)	(23,700,438)	(14,808,749)	(3,569,551)
Provision for Income Taxes	4,494,049	3,638,695	19,740,595	14,898,064
Net Income (Loss)	$(29,377,708)	$(27,339,133)	$(34,549,344)	$(18,467,615)
Less: Accumulated Preferred Stock Dividends for the Period	(1,541,341)	(2,508,677)	(8,154,993)	(7,802,809)
Net Income (Loss) Attributable to Common Stockholders	$(30,919,049)	$(29,847,810)	$(42,704,337)	$(26,270,424)
Earnings (Loss) per Share Attributable to Common Stockholders
Basic Earnings (Loss) per Share	$(0.43)	$(0.57)	$(0.66)	$(0.49)
Diluted Earnings (Loss) per Share	$(0.43)	$(0.57)	$(0.66)	$(0.49)

Weighted Average Number of Shares Outstanding - Basic	71,680,200	53,637,003	64,535,245	53,637,003
Weighted Average Number of Shares Outstanding - Diluted	71,680,200	53,637,003	64,535,245	53,637,003
Comprehensive Income (Loss)	$(29,377,708)	$(27,339,133)	$(34,549,344)	$(18,467,615)

MEDICINE MAN TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Periods Ended December 31, 2023 and 2022

Expressed in U.S. Dollars

	For the Twelve Months Ended
	December 31,
	2023	2022
	(Audited)	(Audited)
Cash Flows from Operating Activities:
Net Income (Loss) for the Period	$(34,549,344)	$(18,467,615)
Adjustments to Reconcile Net Income (Loss) to Cash for Operating Activities
Depreciation & Amortization	20,933,541	10,660,172
Non-Cash Interest Expense	4,024,604	4,118,391
Impairment of Goodwill	1,801,740	8,011,405
Non-Cash Lease Expense	7,648,531	3,910,679
Deferred Taxes	(2,090,967)	502,070
Loss on Disposition of Business Units	1,968,807	4,684,369
Change in Derivative Liabilities	(15,870,233)	(18,414,760)
Amortization of Debt Issuance Costs	1,686,049	1,686,048
Amortization of Debt Discount	8,523,493	7,484,613
(Gain) Loss on Investments, net	(1,816)	39,270
Stock Based Compensation	3,590,473	812,073
Changes in Operating Assets & Liabilities (net of Acquired Amounts):
Accounts Receivable	927,259	(105,185)
Inventory	4,571,069	789,399
Prepaid Expenses & Other Current Assets	1,579,349	(2,770,179)
Other Assets	263,419	(248,682)
Change in Operating Lease Liabilities	(7,498,128)	(13,113,041)
Accounts Payable & Other Liabilities	(3,241,850)	11,845,245
Income Taxes Payable	17,934,967	5,270,074
Net Cash Provided by (Used in) Operating Activities	12,200,963	6,694,346

Cash Flows from Investing Activities:
Collection of Notes Receivable	11,944	-
Cash Consideration for Acquisition of Business, net of Cash Acquired	(15,834,378)	(58,981,226)
Purchase of Fixed Assets	(7,865,654)	(14,007,892)
Purchase of Intangible Assets	(2,750,000)	-
Investment in Private Entity	-	(2,000,000)
Net Cash Provided by (Used in) Investing Activities	(26,438,088)	(74,989,118)

Cash Flows from Financing Activities:
Payment on Notes Payable	(5,354,218)	(134,498)
Proceeds from Issuance of Common Stock	-	978,308
Payment for Statutory Withholdings on RSU	(108,978)	-
Net Cash Provided by (Used in) Financing Activities	(5,463,196)	843,810

Net (Decrease) in Cash & Cash Equivalents	(19,700,321)	(67,450,962)
Cash & Cash Equivalents at Beginning of Period	38,949,253	106,400,216
Cash & Cash Equivalents at End of Period	$19,248,932	$38,949,253

Supplemental Disclosure of Cash Flow Information:
Cash Paid for Interest	$17,896,954	$15,243,990
Cash Paid for Income Taxes	5,000,000	12,340,000

MEDICINE MAN TECHNOLOGIES, INC.

ADJUSTED EBITDA RECONCILIATION (NON-GAAP)

For the Periods Ended December 31, 2023 and 2022

Expressed in U.S. Dollars

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net Income (Loss)	$(29,364,680)	$(27,339,133)	$(34,549,344)	$(18,467,615)
Interest Expense, net	8,112,391	6,827,557	32,069,082	30,139,645
Provision for Income Taxes	4,494,049	3,638,695	19,740,595	14,898,064
Other (Income) Expense, net of Interest Expense	516,180	14,367,747	(13,971,641)	(13,715,260)
Depreciation & Amortization	3,162,425	3,701,128	18,970,960	12,524,677
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (non-GAAP)	$(13,079,635)	$1,195,994	$22,259,652	$25,379,511
Non-Cash Stock Compensation	1,597,157	883,890	2,219,319	2,672,713
Deal Related Expenses	2,196,733	1,914,820	5,528,048	6,822,111
Capital Raise Related Expenses	1,779	(257,271)	38,559	533,958
Inventory Adjustment to Fair Market Value for Purchase Accounting	5,792,488	-	5,792,488	6,541,651
One-Time Inventory Impairment	7,353,972	-	7,353,972	-
One-Time Goodwill Impairment	1,801,740	8,011,405	1,801,740	8,011,405
Severance	111,752	263,374	537,584	334,910
Retention Program Expenses	-	-	505,655	-
Employee Relocation Expenses	5,065	(3,750)	70,107	15,360
Pre-Operating & Dark Carry Expenses	2,663,824	1,027,738	2,663,824	1,027,738
One-Time Legal Settlements	1,204,058	440,000	1,204,058	440,000
Other Non-Recurring Items	1,304,501	(191,674)	3,436,773	230,858
Adjusted EBITDA (non-GAAP)	$10,953,434	$13,284,526	$53,411,779	$52,010,215
Revenue	43,324,815	40,147,287	172,447,786	159,379,219
Adjusted EBITDA Percent	25.3%	33.1%	31.0%	32.6%